Exhibit 99.1

Pernix Therapeutics Reports Fourth Quarter and 2014 Financial Results and Business Update

Fourth Quarter net revenues increased 125% year-over-year following the launch of Treximet
Company Reiterates Full Year 2015 Guidance
Conference Call and Webcast Today, February 25, 2015 beginning at 10:00 am EST

MORRISTOWN, NJ -- (BUSINESS WIRE) – February 25, 2015 -- Pernix Therapeutics Holdings, Inc. (NASDAQ: PTX) today provided an update on the Company's business and announced financial results for the fourth quarter and year ended December 31, 2014.

Financial Highlights

●	Fourth quarter net sales of $53.8 million and adjusted EBITDA of $22.9 million reflect record quarterly results

●	Full year 2014 net sales of $121.7 million exceeded guidance of $110 million to $120 million and reflect an increase of 43% versus 2013

●	Fourth quarter 2014 net sales were $53.8 million versus fourth quarter 2013 net sales of $23.9 million, an increase of 125%

●	Fourth quarter 2014 gross margin was 72.5% versus fourth quarter 2013 gross margin of 58.0%

●	Full year adjusted EBITDA of $23.8 million versus ($5.7) million for the full year 2013, in line with FY2014 guidance of $22.0 million - $24.0 million
●	Full year adjusted net income / (loss) per share of $0.18; versus ($0.06) for the full year 2013
●	Cash and cash equivalents of $34.9 million as of December 31, 2014

Business Highlights

●	Submitted sNDA for Treximet for use in adolescent patients for acute treatment of migraine

●	Silenor® weekly TRx’s up 86% year-over-year and 75% since promotion began in Q2 2014

●	Positive Managed Care formulary inclusion for key brands providing improved access to Pernix products for over 100 million patients

●	Rapid progression of business development efforts to evaluate and pursue opportunities in adjacent and complementary specialty areas.

“2014 was a very active year for Pernix, and the fourth quarter was no exception as we finished the year with almost $122 million in sales,” said Doug Drysdale, Chairman, President and Chief Executive Officer. “Our expanded sales force launched three CNS products during the year and made a significant impact on both Silenor and Treximet prescription trends. We remain extremely active in pursuing additional products in our business development pipeline to continue to leverage our established commercial platform.”

Financial Update - Fourth Quarter ending December 31, 2014

Net sales were $53.8 million for the fourth quarter of 2014 compared with $23.9 million for the fourth quarter of 2013, an increase of 125% attributable primarily to sales of Treximet and increased sales of Silenor.

Net sales of Treximet for the fourth quarter were $38.5 million.

Net sales of Silenor for during the fourth quarter of 2014 was $5.6 million, compared to $2.9 million during the same period of 2013, as a result of a significant increase in awareness and prescribing.  Awareness remains an opportunity and we plan to increase our efforts in 2015, in particular with consumers and online.

Net sales of our product portfolio excluding Treximet and Silenor, including our seasonal cough & cold products and our portfolio of other branded and generic products for the fourth quarter of 2014 were $9.4 million compared with $18.7 million in the prior-year period. Increased sales from Treximet and Silenor were partially offset by the discontinuation of a number of generic products in 2013.

Adjusted EBITDA increased to $22.9 million, compared to $1.1 million for the same period last year.

Reported GAAP net loss increased from ($6.2) million during the three months ended December 31, 2013 to ($7.8) million during three months ended December 31, 2014, or ($0.17) to ($0.20) per basic and diluted share, respectively reflecting $16.4 million, or $0.43 per basic and diluted share, of amortization associated with the acquisition of the Treximet intellectual property.

On a non-GAAP basis, adjusted net income for the fourth quarter of 2014 increased to $14.5 million, or $0.25 per diluted share, compared with $6.3 million, or $0.17 per diluted share, a year ago.

Gross profit increased 181% to $39.0 million for the fourth quarter of 2014, compared with $13.9 million in the prior-year period, driven by the inclusion and performance of Treximet. Gross margin was 72% for the quarter, versus 58% in the prior-year period.

Selling, general and administrative (SG&A) expenses for the fourth quarter of 2014 were $20.6 million, compared with $23.6 million in the same period of 2013, a decrease of 13% from the prior year. SG&A expenses as a percentage of net sales were 38% in the fourth quarter of 2014, compared to 99% in the prior year.

R&D expenses for the fourth quarter of 2014 were $2.3 million, compared to $1.2 million in the prior-year period, life-cycle management of Silenor, the Silenor OTC development programs and commencement of Treximet life-cycle management initiatives.

Financial Update – Year Ending December 31, 2014

For the full year 2014, net sales were $121.7 million compared to $84.9 million in 2013, an increase of 43%.

Net sales of Treximet increased by $54.8 million for the year ended December 31, 2014 compared to the year ended December 31, 2013, primarily attributable to the acquisition of Treximet in August 2014, with the first sale occurring on September 2, 2014.

Net sales of Silenor increased by $7.5 million for the year ended December 31, 2014 compared to the year ended December 31, 2013, an increase of 97%.

Net sales of our product portfolio excluding Treximet and Silenor, including our seasonal cough & cold products, and our portfolio of other branded and generic products for the full year 2014 were $47.9 million compared with $69.8 million in 2013.

Adjusted EBITDA increased to $23.8 million, compared to ($5.7) million in the prior year.

Reported GAAP net loss increased from ($25.6) million during the year ended December 31, 2013 to ($35.3) million during the year ended December 31, 2014, or ($0.70) to ($0.93) per basic and diluted share.

On a non-GAAP basis, adjusted net income / (loss) for the full year 2014 was $9.9 million, compared with ($2.2) million a year ago. Non-GAAP adjusted diluted earnings per share was $0.18 versus a loss per share of ($0.06) for 2013.

Total operating expense in 2014, excluding amortization, was $119.3 million, compared to $131.5 million for 2013.  Operating expense included SG&A expense of $63.0 million, compared to $62.6 in 2013.  The increase in SG&A was driven by investments in selling and marketing expenses for Treximet and Silenor offset by a reduction in operational and legal expenses.  SG&A as a percent of net sales was 52% in 2014, compared to 74% in the prior year.

R&D expenses for 2014 were $3.9 million, compared with $4.8 million in 2013.  The reduction of expenses incurred related to the in-process research and development at Cypress as certain of these projects were transferred to Breckenridge connected with the sale of certain generic assets to them in September 2013 and others were discontinued, offset by costs associated with the Treximet sNDA for use in adolescent patients.

Reserve for potential legal settlement

GlaxoSmithKline has claimed that Pernix owes damages relating to an alleged breach of a covenant contained in our Asset Purchase Agreement pertaining to a pre-existing customer agreement.  As of December 31, 2014, GlaxoSmithKline alleged damages of approximately of $8,500,000 related to 2014 sales of Treximet and has indicated that it will have further claims through the end of 2015.  We believe that we have strong and valid defenses against their claims and will vigorously contest their claims if an action is instituted.  We are also in active negotiations to resolve this matter.  We have booked a reserve of $3,500,000 for 2014 for a legal settlement related to this matter.  Any material liability, in excess of our reserve, resulting from this claim could negatively impact our financial results.  Consistent with our regular practice, our guidance does not account for one-time charges, legal settlements and other discreet charges.

2015 Full-Year Guidance

Today the Company confirms its prior FY2015 guidance of $230mm of net revenues and $95mm of Adjusted EBITDA.

CONFERENCE CALL AND WEBCAST

Pernix will hold a conference call for investors today, February 25, 2015, beginning at 10:00 am EST.

The conference call will feature remarks by Doug Drysdale, Chairman and Chief Executive Officer, and Sanjay Patel, Chief Financial Officer.

To participate in the conference call:

●	Please dial (877) 312-8783 (domestic) or +1 (408) 940-3874 (international).

●	Participants can reference the passcode 68920986.

Please dial in approximately 15 minutes prior to the call.

The conference call will also be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website www.pernixtx.com. The press release, financial highlights and presentation slides will be posted in this section prior to the call.

An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Pernix Therapeutics

Pernix Therapeutics is a specialty pharmaceutical business with a focus on acquiring, developing and commercializing prescription drugs primarily for the U.S. market. The Company targets underserved therapeutic areas such as CNS, including neurology and psychiatry, and has an interest in expanding into additional specialty segments.  The Company promotes its branded products to physicians through its Pernix sales force, uses contracted sales organizations to market its non-core, cough and cold products, and markets its generic portfolio through its wholly owned subsidiaries, Macoven Pharmaceuticals and Cypress Pharmaceutical, Inc.

To learn more about Pernix Therapeutics, visit www.pernixtx.com.

Non-GAAP Financial Measures

Pernix is disclosing non-GAAP financial measures in this press release. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results because they exclude amounts that management and the board of directors do not consider part of core operating results or that are non-recurring when assessing the performance of the organization.  Primarily due to acquisitions, Pernix believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with U.S. generally accepted accounting principles (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Pernix is disclosing non-GAAP results that exclude items such as amortization expense and certain other expense and revenue items in order to supplement investors' and other readers' understanding and assessment of the Company's financial performance. Whenever Pernix uses a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures set forth herein and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements including words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions are forward-looking statements.  Because these statements reflect the Company’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption "Risk Factors" in our Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in forward-looking statements contained in the Company’s Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Pernix Therapeutics Holdings Inc.
Investor Relations
Sanjay Patel, (800) 793-2145 ext. 1009
Chief Financial Officer
spatel@pernixtx.com

- or -

Doug Drysdale, (800) 793-2145 ext. 1001
Chairman, President and Chief Executive Officer
ddrysdale@pernixtx.com

Media Relations
Marianne Lambertson, (800) 793-2145 ext. 1012
Vice President, Marketing and Corporate Communications
mlambertson@pernixtx.com

PERNIX THERAPEUTICS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Data)

	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$34,855	$15,647
Accounts receivable, net	44,127	25,681
Inventory, net	11,362	13,810
Prepaid expenses and other current assets	10,346	5,879
Note receivable, net of unamortized discount of $127 and $101, respectively	4,723	4,749
Prepaid income taxes	7,911	1,318
Deferred income taxes – current	15,933	9,301
Total current assets	129,257	76,385
Property and equipment, net	1,514	6,872
Other assets:
Goodwill	44,900	42,497
Intangible assets, net	300,489	80,022
Note receivable, net of unamortized discount of $0 and $319, respectively	─	4,531
Other long-term assets	11,253	1,079
Total assets	$487,413	$211,386

LIABILITIES
Current liabilities:
Accounts payable	$5,399	$3,444
Accrued personnel expenses	3,573	3,803
Accrued allowances	52,604	34,286
Other accrued expenses	15,333	5,386
Interest payable	10,159	147
Contingent consideration – Cypress acquisition	─	1,330
Other liabilities	3,264	4,072
Debt – current	7,345	17,000
Senior secured notes – Treximet – current	─	─
Total current liabilities	97,677	69,468
Long-term liabilities:
Other liabilities	11,755	14,386
Debt – long term	─	1,310
Senior convertible notes – long-term	65,000	─
Senior secured notes – Treximet – long-term	220,000	─
Deferred income taxes	9,389	15,499
Total liabilities	403,821	100,663

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, 90,000 shares authorized, 40,805 and 39,318 issued and 38,341 and 37,189 outstanding at December 31, 2014, and 2013, respectively	383	372
Treasury stock, at cost, 2,464 and 2,129 shares held at December 31, 2014 and 2013, respectively	(5,431)	(4,001)
Additional paid-in capital	129,128	119,554
Retained deficit	(40,488)	(5,202)
Total stockholders’ equity	83,592	110,723
Total liabilities and stockholders’ equity	$487,413	$211,386

PERNIX THERAPEUTICS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In Thousands, Except Per Share Data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net revenues	$53,834	$23,926	$121,747	$84,872
Costs and expenses:
Cost of product sales	14,806	10,059	45,156	43,870
Selling, general and administrative expenses	20,624	23,589	62,967	62,551
Research and development expense	2,262	1,165	3,938	4,798
Loss on disposal of assets, impairment intangibles	82	19,638	242	19,638
Loss on sale of PML (including impairment charge)	─	─	6,659	─
Depreciation and amortization expense	18,680	2,257	32,999	8,676
Total costs and operating expenses	56,454	56,708	151,961	139,553

Gain / (loss) from operations	(2,620)	(32,782)	(30,214)	(54,661)

Other income (expense):
Change in fair value of put right	─	─	─	(8,361)
Change in fair value of contingent consideration	─	─	─	805
Gain on contingent consideration and put right	─	14,024	─	16,269
Interest expense, net	(9,964)	(557)	(18,797)	(4,049)
Gain on sale of investment	─	─	─	3,605
Total other income (loss), net	(9,964)	(13,468)	(18,797)	8,269

Loss before income taxes	(12,584)	(19,314)	(49,011)	(46,392)
Income tax benefit	(4,765)	(13,090)	(13,725)	(20,757)

Net loss	$(7,819)	$(6,224)	$(35,286)	$(25,635)

Other comprehensive income (loss)
Unrealized gains during period, net of tax of $0, $0, $0 and ($411), respectively	─	─	─	(702)
Reclassification adjustment for net realized gain included in net loss, net of tax of $0, $0, $0 and ($1,332), respectively	─	─	─	(2,273)

Comprehensive income (loss)	$(7,819)	$(6,224)	$(35,286)	$(28,610)

Net loss per share, basic	$(0.20)	$(0.17)	$(0.93)	$(0.70)
Net loss per share, diluted	$(0.20)	$(0.17)	$(0.93)	$(0.70)
Weighted-average common shares, basic	38,250	37,156	37,871	36,444
Weighted-average common shares, diluted	38,250	37,156	37,871	36,444

Supplemental Financial Information
The following table presents a reconciliation of Pernix’s net loss to adjusted EBITDA.  The Company defines EBITDA as net income plus interest, income tax expense, depreciation and amortization and presents these measures to assist investors in evaluating Pernix’s operating performance and comparing the Company’s results with those of other companies.  Adjusted EBITDA should not be considered in isolation from or as a substitute for net income.

PERNIX THERAPEUTICS HOLDINGS, INC.
GAAP Net Loss to Adjusted EBITDA Reconciliation Table
(Unaudited, In Thousands, Except Per Share Data)
	Three Months Ended December 31,				Twelve Months Ended December 31,
	2014		2013		2014		2013
GAAP net loss	$(7,819)		$(6,224)		$(35,286)		$(25,635)
Adjustments:
Net revenues adjustments	512	(1)	─		1,257	(1)	─
Cost of product sales adjustments	26	(2)	1,236	(2)	2,617	(2)	6,359	(2)
Selling, general and administrative adjustments	5,013	(3)	10,777	(3)	9,118	(3)	14,288	(3)
Research and development adjustments	1,168	(4)	─	(4)	1,168	(4)	─
Loss on disposal of assets, impairment of intangibles	82		19,638		242		19,638
Loss on sale of PML (including impairment charge)	─		─		6,659		─
Depreciation and amortization	18,610	(5)	2,073	(5)	32,667	(5)	8,004	(5)
Change in fair value of put right	─		2,245		─		8,361
Change in fair value of contingent consideration	─		─		─		(805)
Gain on contingent consideration and put right	─		(16,269)		─		(16,269)
Interest expense, net	2,342	(6)	174	(6)	6,983	(6)	1,295	(6)
Gain on sale of investment	─		─		─		(3,605)
Income tax expense (benefit)	(5,385)	(7)	(7,354)	(7)	(15,567)	(7)	(13,788)	(7)
Adjusted net income / (loss)	14,549		$6,296		$9,858		$(2,157)

Basic adjusted net income / (loss) per common share	0.36	(8)	$0.17		$0. 18	(8)	$(0.06)
Diluted adjusted net income / (loss) per common share	0.25		$0.17		$0.18		$(0.06)

Weighted average number common shares outstanding	38,250		37,156		37,871		36,444
Weighted average number common shares outstanding assuming dilution	58,445	(9)	38,093		54,792	(9)	36,444

(1) To exclude one-time contract termination fee adjustment of ($45) and impact on returns from FDA reclass of Hydrocodone products from C3 to C2 classification of $557 for the three months ended December 31, 2014. To exclude one-time contract termination fee of $700 and impact on returns from FDA reclass of Hydrocodone products from C3 to C2 classification of $557 for the year ended December 31, 2014

(2) To exclude amortization of inventory step-up of $26 and $1,236, for the three months ended December 31, 2014 and 2013, respectively and $2,617 and $6,359, for the year ended December 31, 2014 and 2013, respectively.

(3) To exclude deal expenses of $19 and $267; stock compensation expense of $1,290 and $532; stock compensation – ParaPRO of $0 $122; severance expense of $204 and $76 and non-recurring litigation settlement expense of $3,500 and $9,780 for the three months ended December 31, 2014 and 2013, respectively. To exclude deal expenses of $1,027 and $1,371; stock compensation expense of $4,687, and $2,048; stock compensation – ParaPRO of ($1,175) and $548; severance expense of $1,078 and $540 and non-recurring litigation settlement expense of $0 and $9,780 for the year ended December 31, 2014 and 2013 respectively.

(4) To exclude expense associated with Treximet’s sNDA of $1,168 for both the three and twelve months ended December 31, 2014.
(5) To exclude amortization expense of $18,610 and $2,073 for the three months ended December 31, 2014 and 2013, respectively and $32,667 and $8,004 for the years ended December 31, 2014 and 2013, respectively.

(6) To exclude interest expense of $1,300 and $4,550, during the three and twelve months ended December 31, 2014, respectively, related to the 8.0% Convertible Notes issued on February 21, 2014 and exclude the recognition of deferred financing costs of $1,042 and $174 for the three months ended December 31, 2014, and 2013, respectively and $2,433 and $1,295 for the years ended December 31, 2014, and 2013, respectively.

(7) To exclude the aggregate income tax impact of the adjustment utilized to calculate adjusted net income / (loss).
(8) Adjusted net income / (loss) used for the computation of basic adjusted net income / (loss) per common share includes interest expense related to the 8.0% Convertible Notes, adjusted for income taxes, of $819 and $2,867 for the three and twelve months ended December 31, 2014, respectively.
(9) For the three months ended December 31, 2014 includes the dilutive effect of the 8.0% Convertible Notes, warrants and stock awards of 18,056 shares, 333 shares and 1,806 shares, respectively. For the year ended December 31, 2014 includes the dilutive effect of the 8.0% Convertible Notes, warrants and stock awards of 15,533 shares, 116 shares and 1,272 shares, respectively.

PERNIX THERAPEUTICS HOLDINGS, INC.
GAAP Net Loss to Adjusted Net Income / (Loss) Reconciliation Table
(Unaudited, In Thousands, Except Per Share Data)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2014		2013		2014		2013

GAAP net loss	$(7,819)		$(6,224)		$(35,286)		$(25,635)
Adjustments:
Net revenues adjustments	512	(1)	─		1,257	(1)	─
Cost of product sales adjustments	26	(2)	1,236	(2)	2,617	(2)	6,359	(2)
Selling, general and administrative adjustments	5,013	(3)	10,777	(3)	9,118	(3)	14,288	(3)
Research and development adjustments	1,168	(4)	─	(4)	1,168	(4)	─
Loss on disposal of assets, impairment of intangibles	82		19,638		242		19,638
Loss on sale of PML (including impairment charge)	─		─		6,659		─
Depreciation and amortization	18,610	(5)	2,073	(5)	32,667	(5)	8,004	(5)
Change in fair value of put right	─		2,245		─		8,361
Change in fair value of contingent consideration	─		─		─		(805)
Gain on contingent consideration and put right	─		(16,269)		─		(16,269)
Interest expense, net	2,342	(6)	174	(6)	6,983	(6)	1,295	(6)
Gain on sale of investment	─		─		─		(3,605)
Income tax expense (benefit)	(5,385)	(7)	(7,354)	(7)	(15,567)	(7)	(13,788)	(7)
Adjusted net income / (loss)	14,549		$6,296		$9,858		$(2,157)

Basic adjusted net income / (loss) per common share	0.36	(8)	$0.17		$0. 18	(8)	$(0.06)
Diluted adjusted net income / (loss) per common share	0.25		$0.17		$0.18		$(0.06)

Weighted average number common shares outstanding	38,250		37,156		37,871		36,444
Weighted average number common shares outstanding assuming dilution	58,445	(9)	38,093		54,792	(9)	36,444

(1) To exclude one-time contract termination fee adjustment of ($45) and impact on returns from FDA reclass of Hydrocodone products from C3 to C2 classification of $557 for the three months ended December 31, 2014. To exclude one-time contract termination fee of $700 and impact on returns from FDA reclass of Hydrocodone products from C3 to C2 classification of $557 for the year ended December 31, 2014

(2) To exclude amortization of inventory step-up of $26 and $1,236, for the three months ended December 31, 2014 and 2013, respectively and $2,617 and $6,359, for the year ended December 31, 2014 and 2013, respectively.

(3) To exclude deal expenses of $19 and $267; stock compensation expense of $1,290 and $532; stock compensation – ParaPRO of $0 $122; severance expense of $204 and $76 and non-recurring litigation settlement expense of $3,500 and $9,780 for the three months ended December 31, 2014 and 2013, respectively. To exclude deal expenses of $1,027 and $1,371; stock compensation expense of $4,687, and $2,048; stock compensation – ParaPRO of ($1,175) and $548; severance expense of $1,078 and $540 and non-recurring litigation settlement expense of $0 and $9,780 for the year ended December 31, 2014 and 2013 respectively.

(4) To exclude expense associated with Treximet’s sNDA of $1,168 for both the three and twelve months ended December 31, 2014.
(5) To exclude amortization expense of $18,610 and $2,073 for the three months ended December 31, 2014 and 2013, respectively and $32,667 and $8,004 for the years ended December 31, 2014 and 2013, respectively.

(6) To exclude interest expense of $1,300 and $4,550, during the three and twelve months ended December 31, 2014, respectively, related to the 8.0% Convertible Notes issued on February 21, 2014 and exclude the recognition of deferred financing costs of $1,042 and $174 for the three months ended December 31, 2014, and 2013, respectively and $2,433 and $1,295 for the years ended December 31, 2014, and 2013, respectively.

(7) To exclude the aggregate income tax impact of the adjustment utilized to calculate adjusted net income / (loss).
(8) Adjusted net income / (loss) used for the computation of basic adjusted net income / (loss) per common share includes interest expense related to the 8.0% Convertible Notes, adjusted for income taxes, of $819 and $2,867 for the three and twelve months ended December 31, 2014, respectively.
(9) For the three months ended December 31, 2014 includes the dilutive effect of the 8.0% Convertible Notes, warrants and stock awards of 18,056 shares, 333 shares and 1,806 shares, respectively. For the year ended December 31, 2014 includes the dilutive effect of the 8.0% Convertible Notes, warrants and stock awards of 15,533 shares, 116 shares and 1,272 shares, respectively.